Cawley, Gillespie & Associates, Inc.
petroleum consultants
13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference, into the Registration Statement on Form S-3, including any amendments thereto and any related prospectus (together, the "Registration Statement"), filed by U.S. Energy Corp. (the "Company") with the Securities and Exchange Commission, of the information contained in our reports relating to certain estimated quantities of the Company's proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2012, 2013 and 2014, all as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 (the "Annual Report").  We further consent to references to our firm under the headings "Oil and Natural Gas" and "Oil and Natural Gas Reserves (Unaudited)," all as such information is set forth in that Annual Report, which Annual Report is incorporated by reference into the Registration Statement, as well as the reference to our firm as experts in the Registration Statement and any related prospectus.

Very truly yours,

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas
May 20, 2015

3777513.1